                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of Earliest Event Reported):
                     December 16, 1998 (December 1, 1998)
                     ------------------------------------

                        APPLIED VOICE RECOGNITION, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)



             0-23607                            76-0513154
    -----------------------------------------------------------------
    (Commission File Number)        (IRS Employer Identification No.)


             4615 POST OAK PLACE, SUITE 111, HOUSTON, TEXAS 77027
              (Address of Principal Executive Offices) (Zip Code)


                                 (713) 621-5678

              (Registrant's telephone number, including area code)


                                      N/A

         (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets

On December 1, 1998, Applied Voice Recognition, Inc., a Delaware corporation ("the Company"), through its wholly-owned subsidiary, AVRI Health Care Information Services, Inc., a Delaware corporation (the "Acquisition Sub"), entered into an Asset Purchase Agreement (the "Agreement") with Cornell Transcription, Inc., a New York corporation ("Cornell").

Cornell has been in business since March of 1998 and specializes in providing transcription services to the healthcare industry in the New York and surrounding areas. With offices in Hackensack, New Jersey; Miami, Florida; and Manila in the Philippines, Cornell provides transcription services to over 22 hospitals in New York and Florida. All of Cornell's transcription services are performed by its wholly-owned subsidiary Outsource Transcription Philippines, Inc., a stock corporation formed under the laws of the Republic of the Philippines ("Cornell-Philippines").

Pursuant to the Agreement, the Company acquired all of the issued and outstanding stock of Cornell-Philippines and certain assets owned by Cornell including tangible personal property consisting of: equipment; computer hardware and software; furniture and fixtures; general intangibles; contracts; certain intellectual property; and certain business licenses. The total purchase price consisted of: (i) promissory note issued by the Acquisition Sub in the aggregate principal amount of $270,000 (the "Note"), (ii) $275,000 in cash,
(iii) the assumption of certain capital lease obligations, and (iv) approximately 684 shares of the Company's Series 1 Preferred Stock, par value $.10 per share (the "Preferred Stock"). In addition to the above mentioned shares of Preferred Stock, the Company may issue up to an additional 160 shares of Preferred Stock to Cornell if Cornell's former employees are responsible for the execution of new agreements for transcription services in excess of certain quarterly targets over the next four calendar quarters.

The Note is a non-interest bearing unsecured obligation of the Acquisition Sub payable to Cornell, which is payable as follows: (i) $150,000 on or before February 28, 1999, and (ii) $120,000 in twelve equal monthly installments of $10,000 each, payable on the first day of each month commencing on January 1, 1999, and continuing thereafter until December 1, 1999. In the case of an Event of Default (as defined in the Note), Cornell may accelerate the entire unpaid principal balance of the Note. After any such acceleration, any outstanding principal amount shall bear interest at the rate of 18% per annum.

The Preferred Stock, which will not be issued to Cornell until December 31, 1999, carries a 10% cumulative dividend payable in cash or in additional shares or fractional shares of Preferred Stock at the Company's option. Dividends are payable quarterly and in arrears on the first day of each January, April, July and October commencing on January 1, 2001. Each share of the Preferred Stock will be convertible, at any time, into a number of shares of common stock equal to (i) $1,000 per share of Preferred Stock being converted, plus any earned, but unpaid dividends, if any, divided by (ii) the average closing price of the Company's Common Stock for the thirty day period immediately preceding the effective date of such conversion on The Nasdaq Over-the-Counter Bulletin
Board. Any such shares of Common Stock issued upon conversion of the Preferred Stock shall be registered for resale under the Securities Act of 1933, as amended, at the expense of the Company. The shares of Preferred Stock are not subject to automatic conversion. Any shares of the Preferred Stock may be redeemed, at the Company's option, after the third anniversary of the date of their issuance, at a redemption price of $1,000 per share plus any accrued but unpaid dividends. Except as otherwise required by the Delaware General Corporate Law, the holders of the Preferred Stock shall have no voting rights.

Item 7.  Financial statements, proforma financial information and exhibits

(a) Financial Statements

    The Company will file the required financial statements and proforma information on or before February 15, 1999

(b) Pro Forma Financial Statements

    The Company will file the required financial statements on or before February 15, 1999

(c) Exhibits

The following exhibits are filed with this report on Form 8-K:

2.1 Asset purchase agreement by and among the Company, Cornell and Acquisition Sub dated December 1, 1998

4.1  Unsecured promissory note payable to Cornell in the amount of $270,000

4.2  Series 1 Preferred Stock Certificate of Designation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          APPLIED VOICE RECOGNITION, INC.

December 15, 1998         /s/ William T. Kennedy
                          -------------------------------
                          William T. Kennedy
                          Chief Financial Officer and
                          Assistant Secretary